UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): May 10, 2016

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

Hanger, Inc. (the “Company”) has previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2015, March 23, 2015, June 9, 2015, September 21, 2015, November 12, 2015 and February 26, 2016 (the “Prior Form 8-Ks”) that the Company will be restating certain previously filed financial statements and other financial data as a result of various accounting issues and related matters.  The Company has not yet filed financial statements for the third quarter of 2014, the fourth quarter and full year ended December 31, 2014, the first, second and third quarters of 2015, the fourth quarter and full year ended December 31, 2015 and the first quarter of 2016.  As previously disclosed in the Prior Form 8-Ks, the Company’s filings will be further delayed for an extended period of time.  The Company is assessing the time necessary to complete its accounting and prepare its financial statements, and is working to complete its accounting processes, prepare its financial statements and file its periodic reports for these and all subsequent periods with the SEC as promptly as possible.  Although the Company is not able to set a time frame for when the filing of these reports will commence, it does not currently expect to file any periodic reports prior to the fourth quarter of 2016.

As previously disclosed by the Company in its Current Reports on Form 8-K filed on November 12, 2015 and February 26, 2016, the Audit Committee of the Board of Directors has retained counsel to conduct an investigation of the circumstances surrounding the accounting misstatements that led to the restatement.  The investigation is ongoing.   Based on the discovery in the investigation of inappropriate activities by certain former employees of the Company as disclosed in the February 26, 2016 Form 8-K, management decided to perform additional reviews, re-perform procedures and validate historical source accounting data and journal entries for 2014 and prior periods.  This work is also ongoing.

In addition to the accounting and financial report preparation activities discussed above, as well as the  evaluation and remediation of the Company’s accounting issues as disclosed in the Prior Form 8-Ks, the Company continues to expend significant time on other accounting, financial statement preparation, and audit support related activities relating to prior reported periods, including: (i) the Company’s review, documentation and testing of the change in its inventory estimation methods, process and controls implemented in the fourth quarter of 2014, and in particular its work-in-process estimation methods; (ii) the Company’s review of fixed asset additions for historical periods and its physical observation of certain individual fixed assets to ensure continued use and existence; (iii) the Company’s determination of accounts receivable reserves and its testing of invoices and related evaluations related to revenue recognition; (iv) the Company’s review of its accruals for vendor invoices to ensure appropriate proper period recognition of expense; and (v) the Company’s review of certain journal entries and their corresponding supporting materials.

The activities described above involve the identification, collection and technical evaluation of detailed transaction-level information and support, relating to the years 2009 through 2014, which requires substantial time and effort.  These conditions have contributed, and are expected to continue to contribute, to the time-consuming nature of the Company’s restatement and financial statement preparation processes.  To address these demands, in addition to expanding its internal accounting resources, the Company is also expending significant funds with third party professional firms to assist in the preparation, review and audit of its accounting information, the cost of which is discussed below.

Cash Flow Data

Due to the continuing activities described above, the Company is not yet able to provide preliminary balance sheet or income statement data for the financial periods for which it has not yet provided financial statements or reports. The Company believes, however, that it has sufficient information from which to provide the following preliminary estimates of certain cash flow data for the periods set forth below.

The preliminary estimated amounts provided below are based on information currently available, which the Company believes is reasonable.  However, the amounts remain subject to material change at such time as the Company files its financial statements and reports covering the periods set forth below, and there can be no assurance that these numbers will remain as disclosed herein in the financial statements and reports that the Company files with the SEC.  Such changes, if they occur, may include re-classification of amounts between cash flow statement line items.  For example, the Company is aware that its ongoing review of fixed asset additions could result in re-classifications between capital expenditures and operating cash flows in one or more of the presented periods, and changes in its classification of indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction could result in re-classifications between net cash used in financing activities and net cash provided by operating activities in one or more of the presented periods.

The Company is providing the information below to satisfy the Company’s obligation to provide certain cash flow data pursuant to Section 4.3(a) of the Indenture, dated November 2, 2010 (as amended and supplemented to date, the “Indenture”), among the Company, the Guarantors and Wilmington Trust Company, as Trustee, pursuant to which the Company has issued $200,000,000 aggregate principal amount 9 1/8% Senior Notes due 2018 (the “Notes”).

SUMMARY CASH FLOW INFORMATION

ESTIMATED AMOUNTS

SUBJECT TO FURTHER REVIEW AND MATERIAL CHANGE

(In Millions of Dollars; Unaudited)

	Three month period ending March 31, 2015	Twelve month period ending December 31, 2015	Three month period ending March 31, 2016	Twelve month period ending March 31, 2016

Net cash provided by / (used in) operating activities	$(14)	$53	$(19)	$48

Acquisitions	(10)	(10)	—	—
Purchase of property, plant and equipment, and other	(7)	(28)	(8)	(29)
Net cash used in investing activities	(17)	(38)	(8)	(29)

Net cash provided by / (used in) financing activities	40	26	(11)	(25)

Increase (decrease) in cash and cash equivalents	9	41	(38)	(6)
Cash and cash equivalents, at beginning of period	19	19	60	28
Cash and cash equivalents, at end of period	$28	$60	$22	$22

Other disclosures:
Cash interest paid	$3	$27	$4	$28
Cash taxes paid	9	18	—	9
Certain cash payments to 3rd party professional firms (as described below)	4	25	11	32

Non-cash financing and investing activities:
Issuance of notes in connection with acquisitions	$5	$5	$—	$—
Capital lease obligations	2	2	(2)	(2)

See “Liquidity” below for more information regarding the cash available to the Company as of May 2, 2016.

The “Other Disclosures” information provided in the table above reflects items that are inherently included as deductions within the net cash numbers provided on the “Net cash provided by operating activities” line item.

“Certain cash payments to 3rd party professional firms” reflect amounts paid to third party professional firms in connection with the identification and remediation of the Company’s accounting issues, and the preparation and audit of its annual financial statements, in excess of the expenses historically incurred in connection with the Company’s annual financial statement preparation and audit activities.   Disclosure of these expenditures has been provided to assist in the explanation of changes in the Company’s cash flow trends between the comparative periods disclosed in the table.  Cash payments differ in timing from the Company’s recognition of expenses in that certain of these professional expenses incurred in connection with the 2014 audit but paid during 2015 and 2016 will be recognized in the year ended December 31, 2014.  The Company currently estimates that expenses in excess of historically incurred amounts will be approximately $21.2 million for 2014, $22.0 million for 2015 and $29.6 million for 2016, for a total of $72.8 million for the three years, of which $38.1 million has been paid through March 31, 2016.  The Company considers its historically incurred amounts to have been approximately $2.0 million a year, for a total of $23.2 million in total expenses in 2014, $24.0 million in 2015 and $31.6 million in 2016, and a total of $78.8 million for the three years.  Amounts relating to these fees that have been incurred but not yet paid and reflected in the above table will be paid in future periods.  These estimated amounts may increase depending on the nature of the activities and time necessary for the Company (with the assistance of its third party professional firms) and its auditors to comply with their respective financial accounting and auditing requirements.

Due to seasonality in the Company’s business, net cash provided by operating activities is typically lower in the first quarter of each year as compared to other subsequent quarterly periods.   Additionally, cash provided by operating activities is affected by the Company’s payments of its annual bonuses in the first quarter of each year.

As previously disclosed in the Prior Form 8-Ks, the Company paid $6.1 million in fees in 2015, and $1.8 million in fees in 2016, to the holders of its debt to obtain the consent to modifications to the underlying debt instruments.  Included in these amounts, the Company paid $1.7 million in 2015 and $1.8 million in 2016 to obtain amendments and waivers to the Company’s Credit Agreement (as defined below).  The remaining $4.4 million of fees paid by the Company in 2015 related to the Fourth and Fifth Supplemental Indentures to the Indenture.  In addition to fees paid to holders of its debt, the Company also paid legal and professional fees in connection with these amendments and waivers of $1.7 million in 2015 and $0.5 million in 2016.  For purposes of the table, the fees paid in connection with the Fourth and Fifth Supplemental Indentures have been preliminarily recorded as Loss on Extinguishments of Debt during 2015 and are preliminarily recognized as a financing outflow in the Summary Cash Flow Information set forth in “Cash Flow Data” above.  The Company is evaluating the appropriate accounting treatment for these transactions.

Liquidity

The Company previously reported in its Current Report on Form 8-K filed on February 10, 2016 that it had entered into an amendment to its Credit Agreement (the “Credit Agreement”), dated as of June 17, 2013, among the Company, the lenders from time to time party thereto and Bank of America, N.A., as agent (the “Agent”), that provided for, among other things, the waiver of any default arising from the late filing of its periodic reports required to be filed with the SEC since and including the third quarter of 2014.  The waiver will expire on May 16, 2016.  Under the terms of the amendment, among other modifications to the terms and covenants contained in the Credit Agreement, until such time as certain financial information required under the Credit Agreement is provided to the Agent: (i) the amount that the Company can borrow under the Credit Agreement in the form of revolving loans, swing line loans and/or letters of credit has been reduced from $146.3 million to $138.0 million, (ii) certain baskets and exceptions to the restrictive covenants in the Credit Agreement have been reduced or eliminated, (iii) the Company will be required to deliver to the Agent monthly consolidated cash flow forecasts and reconciliation reports explaining the differences between the actual cash flows and the previously delivered forecasts of cash flows, and (iv) until such time as a certain leverage ratio is achieved, the applicable interest rate for loans under the Credit Agreement will be increased by 1.00%, which will be recognized as additional interest expense in future accounting periods.  As discussed above, the Company now believes it will not become current in its periodic report filing requirements with the SEC before the May 16, 2016 expiration of the current waiver, and it is currently working with lenders to structure further waivers as necessary under the Credit Agreement.

Additionally, the Company previously entered into the Fifth Supplemental Indenture to amend its Indenture.  The Fifth Supplemental Indenture amends and waives certain reporting provisions of the Indenture until such time as (i) the Company becomes current in its filing obligations with the SEC, (ii) if the Company is not current in its filing obligations with the SEC as of May 15, 2016, the Company fails to timely pay a consent fee to consenting holders if due on May 15, 2016, and (iii) August 31, 2016.  Pursuant to the terms of the Fifth Supplemental Indenture, the Company has increased the interest rate on the Notes to 9.125%, effective as of November 15, 2015.  Additionally, if the Company is not current in its filing obligations with the SEC as of May 15, 2016, it will further increase the interest rate by an additional 1½ % per annum to 10.625%, effective as of May 15, 2016. As discussed above, the Company now believes that it will not become current in its periodic report filing requirements with the SEC before the August 31, 2016 expiration of the current amendment and waiver, and intends to either seek the consent of the holders of its Notes to further amend and waive the applicable terms of the Indenture, or to refinance the Notes.  In accordance with the terms of the December 2015 consent solicitation relating to the Fifth Supplemental Indenture, the Company also will pay a fee of $1.0 million to consenting holders as a result of not being current with its SEC filings as of May 15, 2016.

If the Company fails to comply with the terms of its Credit Agreement or its Indenture, as amended, or is unsuccessful at further amending or waiving the Credit Agreement or the Indenture when the existing amendments and waivers expire, then the Company may be subject to numerous penalties, including but not limited to the acceleration of all of its debt outstanding pursuant to such agreements.  In the event that the debt were to be accelerated, then the Company would need to seek alternative financing to satisfy its obligations.  This alternative financing may not be available to the Company on terms that are favorable to it, or at all.

The Company currently believes that  cash generated from operations, together with other available sources of liquidity, including borrowings that may be available under its credit agreement, will be sufficient for at least the next twelve months to fund anticipated capital expenditures, make required routine payments of principal and interest on debt as such payments become due, and pay the additional third party expenses that the Company continues to incur as a result of the ongoing work relating to the filing of its financial statements.  A table setting forth the Company’s existing outstanding indebtedness as of December 31, 2014, March 31, 2015, December 31 2015 and March 31, 2016 is set forth below.

As discussed above, the Company’s accounting for indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction has resulted in the classification of certain lease amounts as being considered as indebtedness.   While the Company currently believes these classifications are correct, they are nevertheless subject to material change pending the Company’s completion of its financial statements for the periods presented.

As of May 2, 2016, the Company had access to cash and cash equivalents in its bank accounts of $31.0 million and had drawn $132.0 million of its $138.0 million revolving credit line under its credit agreement, with the remaining capacity being utilized for the purposes of outstanding and anticipated letters of credit.

Table of Debt

Amounts are preliminary and subject to material change

(In millions; Unaudited)

	As of December 31, 2014	As of March 31, 2015	As of December 31, 2015	As of March 31, 2016

Revolving Credit Facility	$70	$119	$132	$132
Term Loan	214	211	199	194
Senior Notes due 2018	200	200	200	200
Subordinated seller notes, non-collateralized, net of unamortized discount and principal	25	26	19	15
Capital Leases, including Build to Suit	20	21	21	19
Total debt	529	577	571	560

Cash and cash equivalents	19	28	60	22

Total Debt, less Cash and cash equivalents	$510	$549	$511	$538

Item 8.01                                           Other Events.

Revised Estimated Impact of Restatements

The Company disclosed in its Prior Form 8-Ks, in particular those Current Reports on Form 8-K filed on February 17, 2015, June 9, 2015, November 12, 2015 and February 26, 2016, that it will be restating its financial statements and other financial data for a number of historical periods (the “Non-Reliance Periods”) to correct accounting misstatements.  The amounts disclosed below reflect the Company’s current expectations relating to the effect of each of the misstatements known to date on the Non-Reliance Periods. The Company has determined that the net cumulative effect on each of the Non-Reliance Periods is material, and the Company expects to discuss in more detail the impact of the individual misstatements in the Company’s restated financial statements and other financial data in its filings to be made with the SEC that include the Non-Reliance Periods.

Certain of the information contained in the tables set forth below has changed since the Company provided its last estimates of this data in its Current Report on Form 8-K filed on February 26, 2016.  Included in the tables is a summary of the significant changes in the information presented since the February 26, 2016 disclosure, which is described in the table as a reconciliation of adjustments.  Unless otherwise identified in the tables below, the data contained in each of the tables has not materially changed from the data presented by the Company for such period in its Current Report on Form 8-K filed on February 26, 2016.

The Company has not yet completed its final determination and review of the items listed below, and therefore the listed amounts are preliminary, unaudited, may not be complete and are subject to change.  While the Company expects to report the estimated adjustments described in this Current Report on Form 8-K, there can be no assurance that the final adjustments will not differ materially from the estimated amounts discussed herein, or that additional misstatements will not be identified.

The Company is in the process of, but has not yet completed, its final determination of the degree to which these errors will have an effect on the classification of the primary captions reported in its financial statements. Based on its review to date, the Company preliminarily anticipates that the restatements will result in the estimated adjustments to its unaudited “Income before taxes” identified in the tables below (amounts in thousands):

TABLE 1: Adjustments to Pre-Tax Income

(in thousands, amounts are unaudited, preliminary, and subject to change)

Annual Periods

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
As reported - Income before taxes	$100,744	$98,169	$84,134	$34,535	$59,994
Total Adjustments	(30,610)	(22,912)	(10,688)	(1,426)	(6,943)
Restated - Income before taxes	$70,134	$75,257	$73,446	$33,109	$53,051

Summary of adjustments by category

Inventory Valuation	$(8,087)	$(8,081)	$(3,228)	$(120)	$(2,892)
Accounts Receivable	(16,172)	(9,756)	(2,869)	—	—
Leases	(730)	(1,519)	(213)	1,918	(1,582)
Property, Plant, & Equipment	(1,187)	(1,735)	(1,392)	(1,639)	(781)
Other Adjustments	(4,434)	(1,821)	(2,986)	(1,585)	(1,688)
Total Adjustments	$(30,610)	$(22,912)	$(10,688)	$(1,426)	$(6,943)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed February 26, 2016)

Previously reported adjustments	$(28,873)	$(23,342)	$(10,713)	$(627)	$(6,264)

Changes:
New Adjustments:
Other New Adjustments	$34	$(35)	$—	$—	$—
Subtotal - New Adjustments	34	(35)	—	—	—

Changes to Previously Reported
Accounts Receivable	$(220)	$(166)	$—	$—	$—
Inventory Valuation	(623)	808	(21)	(634)	(649)
Leases	(36)	(40)	(37)	(165)	(24)
Property, Plant, & Equipment	(270)	(214)	(141)	—	—
Other Adjustments	(622)	77	224	—	(6)
Subtotal - Changes to Adjustments	(1,771)	465	25	(799)	(679)

Total Changes	(1,737)	430	25	(799)	(679)
Current Adjustments	$(30,610)	$(22,912)	$(10,688)	$(1,426)	$(6,943)

2014 Interim Periods

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
As reported — Income (loss) before taxes	$9,932	$20,202	$30,134
Total Adjustments	(17,843)	(4,472)	(22,315)
Restated — Income (loss) before taxes	$(7,911)	$15,730	$7,819

Summary of adjustments by category

Inventory Valuation	(5,884)	(289)	(6,173)
Accounts Receivable	(7,414)	(3,901)	(11,315)
Leases	48	(408)	(360)
Property, Plant, & Equipment	57	(117)	(60)
Other Adjustments	(4,650)	243	(4,407)
Total Adjustments	$(17,843)	$(4,472)	$(22,315)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed February 26, 2016)

Previously reported adjustments	$(16,204)	$(3,392)	$(19,596)

Changes:
New Adjustments:
Other New Adjustments	(59)	17	(42)
Subtotal - New Adjustments	$(59)	$17	$(42)

Changes to Previously Reported
Inventory Valuation	$(1,352)	$(1,172)	$(2,524)
Accounts Receivable	75	469	544
Leases	(9)	(10)	(19)
Property, Plant, & Equipment	487	599	1,086
Other Adjustments	(781)	(983)	(1,764)
Subtotal - Changes to Adjustments	$(1,580)	$(1,097)	$(2,677)

Total Changes	(1,639)	(1,080)	(2,719)
Current Adjustments	$(17,843)	$(4,472)	$(22,315)

2013 Interim Periods

	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Three Months Ended Sept. 30, 2013	Nine Months Ended Sept. 30, 2013	Three Months Ended Dec. 31, 2013
As reported - Income before taxes	$14,939	$22,291	$37,230	$33,889	$71,119	$29,625
Total Adjustments	(9,662)	(8,350)	(18,012)	(8,403)	(26,415)	(4,196)
Restated - Income before taxes	$5,277	$13,941	$19,218	$25,486	$44,704	$25,429

Summary of adjustments by category

Inventory Valuation	$(2,204)	$(3,639)	$(5,843)	$(431)	$(6,274)	$(1,813)
Accounts Receivable	(3,615)	(3,087)	(6,702)	(4,435)	(11,137)	(5,035)
Leases	(738)	(575)	(1,313)	(525)	(1,838)	1,108
Property, Plant, & Equipment	104	(362)	(258)	(411)	(669)	(518)
Other Adjustments	(3,209)	(687)	(3,896)	(2,601)	(6,497)	2,062
Total Adjustments	$(9,662)	$(8,350)	$(18,012)	$(8,403)	$(26,415)	$(4,196)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed February 26, 2016)

Previously reported adjustments	$(8,958)	$(7,695)	$(16,653)	$(7,435)	$(24,088)	$(4,786)

Changes:
New Adjustments:
Other New Adjustments	(19)	(62)	(81)	44	(37)	71
Subtotal - New Adjustments	$(19)	$(62)	$(81)	$44	$(37)	$71

Changes to Previously Reported
Inventory Valuation	$(657)	$(454)	$(1,111)	$(596)	$(1,707)	$1,084
Accounts Receivable	59	(51)	8	(142)	(134)	(86)
Leases	(9)	(9)	(18)	(9)	(27)	(9)
Property, Plant, & Equipment	(152)	(64)	(216)	(207)	(423)	153
Other Adjustments	74	(15)	59	(58)	1	(623)
Subtotal - Changes to Adjustments	$(685)	$(593)	$(1,278)	$(1,012)	$(2,290)	$519

Total Changes	(704)	(655)	(1,359)	(968)	(2,327)	590
Current Adjustments	$(9,662)	$(8,350)	$(18,012)	$(8,403)	$(26,415)	$(4,196)

The Company continues to review its accounting for valuing work-in-process inventory, real property leases, and property, plant, and equipment.  Changes to previously reported adjustment amounts relating to these matters are included in the tables above.

For purposes of this Current Report on Form 8-K, including the table above, the Company has preliminarily reflected the effect of identified differences between its original estimates of accounts receivable allowances and its subsequent realization of receivables as misstatements arising in the historical period in which the original transactions were recognized.  This treatment reflects the presumption that the full effect of such differences in each historic period should be treated as corrections of an error for accounting purposes, and that no portion of such difference is a change in estimate.   This presentation is preliminary, and the Company is continuing to review the individual causal factors for these misstatements and may change its ultimate periodic recognition of the cumulative adjustment in its restated financial statements based on the outcome of those review activities.

The statements in this Current Report on Form 8-K regarding, among others, the expected impact of the restatement, the estimated cash flow data for various periods, expected liquidity and resolution of ongoing discussions with its bank lenders and noteholders, and the expected timing of the Company’s filings constitute forward-looking statements that are based on the Company’s current expectations.  The Company’s final financial statements, including its restated financial statements, will be included in filings that the Company files with the SEC after the Company has completed its work on its restated financial statements, and after the Audit Committee of the Board of Directors has completed its review of the financial statements and other financial data.  See “Disclosures About Forward-Looking Statements” below.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes, including the investigation being conducted on behalf of the Audit Committee of the Board of Directors, that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to restate further its financial statements and other financial data for current or historical periods, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the financial statements and other financial data and accounting review, including the completion of the investigation being conducted on behalf of the Audit Committee of the Board of Directors; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data or other corporate actions. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: May 10, 2016